EXHIBIT 10.3

SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT

This Second Amended and Restated Severance Agreement (the “Agreement”) is made and entered into as of the 8th day of July, 2008, by and between CHATTEM, INC., a Tennessee corporation (the “Company”) and ZAN GUERRY (the “Executive”).

WITNESSETH

WHEREAS, the Company is desirous of assuring itself of continuity of management through the hiring and retention of certain key executives, and to foster their unbiased and analytical assessment of any offer to acquire control of the Company;

WHEREAS, the Company believes it is in the best interests of the Company and its stockholders to provide the Executive with adequate financial security and sufficient encouragement to the Executive to remain with the Company notwithstanding the possibility of a change of control of the Company;

WHEREAS, the Company and the Executive have previously entered that certain Non-Competition and Severance Agreement dated November 6, 1985, as amended May 31, 1995, and as further amended by that certain Amended and Restated Severance Agreement dated August 1, 2000, which provides certain benefits in the event of a change in control of the Company;

WHEREAS, the Company desires to amend and restate the Agreement in the form hereinafter set forth to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and to make certain other beneficial changes; and

WHEREAS, the Executive is willing to continue to provide services for the long-term benefit of the Company and its shareholders and to agree to the changes set forth herein in exchange for the specified additional severance benefits provided hereunder.

NOW, THEREFORE, the Company and the Executive do hereby agree as follows:

1.    Term.  The term of this Agreement shall commence as of the day and year first above written and continue indefinitely thereafter for a period ending with the termination of the Executive’s employment with the Company.  Notwithstanding the foregoing, the expiration of the term of this Agreement shall not affect any rights or obligations continuing thereafter as specifically set forth herein.

2.    Severance Benefits.  If the Company Discharges or Constructively Discharges the Executive during the term of this Agreement within twenty-four (24) months after the occurrence of a Change in Control, the Executive shall receive the Severance Benefit.

If the Company’s shareholders approve a merger or other transaction which results in a Change in Control and the Company Discharges or Constructively Discharges the Executive on or after the date of the related shareholder meeting but before the actual date of the Change in Control, Executive shall be deemed to have been Discharged or Constructively Discharged immediately following the Change in Control.  In addition, after a Change in Control, the Executive shall be entitled to resign his employment with the Company and receive the Severance Benefit (a “Resignation”) at any time during the period commencing one-hundred and eighty (180) days after the Change in Control and ending two-hundred and forty (240) days after the Change in Control notwithstanding the fact that no Discharge or Constructive Discharge has occurred.  These terms are hereby defined as follows:

A.	“Change in Control” shall mean the occurrence of any one of the following events:

(i)
the sale by the Company of all or substantially all of its assets or the consummation by the Company of any merger, consolidation, reorganization, or business combination with any person, in each case, other than in a transaction:

(a)
in which persons who were shareholders of the Company immediately prior to such sale, merger, consolidation, reorganization, or business combination own, immediately thereafter, (directly or indirectly) more than 50% of the combined voting power of the outstanding voting securities of the purchaser of the assets or the merged, consolidated, reorganized or other entity resulting from such corporate transaction (the “Successor Entity”);

(b)	in which the Successor Entity is an employee benefit plan sponsored or maintained by the Company or any person controlled by the Company; or

(c)
after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board of Directors of the Company (the “Board”) at the time of the action of the Board approving the transaction (or whose nominations or elections were approved by at least 2/3 of the members of the Board at that time);

(ii)
the acquisition directly or indirectly by any “person” or “group” (as those terms are used in Sections 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including without limitation, Rule 13d-5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 30% or more of the combined voting power of the Company’s then-outstanding voting securities, other than:

(a)
an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company;

(b)
an acquisition of voting securities by the Company or a person owned, directly or indirectly, by the holders of at least 50% of the voting power of the Company’s then outstanding securities in substantially the same proportions as their ownership of the stock of the Company;

(c)	an acquisition of voting securities from the Company; or

(d)	an acquisition of voting securities pursuant to a transaction described in clause (i) of this definition that would not be a Change in Control under clause (i); and

for purposes of clarification, an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent 30% or more of the combined voting power of the Company’s then-outstanding voting securities is not to be treated as an “acquisition” by any person or group for purposes of this clause (ii);

(iii)	a change in the composition of the Board that causes less than a majority of the directors of the Company to be directors that meet one or more of the following descriptions:

(a)	a director who has been a director of the Company for a continuous period of at least 24 months;

(b)
a director whose election or nomination as director was approved by a vote of at least 2/3 of the then directors described in clauses (iii)(a), (b) or (c) of this definition by prior nomination or election, but excluding, for the purposes of this subclause (b), any director whose initial assumption of office occurred as a result of an actual or threatened (i) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (ii) tender offer, merger, sale of substantially all of the Company’s assets, consolidation, reorganization, or business combination that would be a Change in Control under clause (i) on the consummation thereof; or

(c)	a director who was serving on the Board as a result of the consummation of a transaction described in clause (i) that would not be a Change in Control under clause (i); or

(iv)
the approval by the Company’s shareholders of a liquidation or dissolution of the Company other than in connection with a transaction described in clause (i) of this definition that would not be a Change in Control thereunder.

Except as otherwise specifically defined in this definition, the term “person” means an individual, corporation, partnership, trust, association or any other entity or organization.

B.
“Discharges”: terminates the Executive for any reason other than indictment or conviction for a felony or other crime involving substantial moral turpitude, disability, death, alcoholism, drug addiction or the gross, active misfeasance of the Executive with regard to his duties with the Company.

C.
“Constructively Discharges”: changes location or reduces the Executive’s status, duties, responsibilities or direct or indirect compensation, (including future increases commensurate with those given other managers of the Company), or so alters the style or philosophy of the conduct of the Company’s business, in the opinion of the Executive, as to cause it to be undesirable to the Executive to remain in the employ of the Company, any of which events shall be deemed to occur on the date the Executive provides written notice to the Company of the circumstances constituting a Constructive Discharge.

D.	“Severance Benefit”: a payment equal to two-hundred ninety-nine (299%) percent of the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d) of the Code.

    Notwithstanding the foregoing Severance Benefit formula, any payments to which the Executive is entitled upon Discharge or Constructive Discharge or Resignation from the Company shall be adjusted so that the aggregate present value of all “parachute payments” (as defined in Section 280G(b)(2) of the Code) to which the Executive is entitled is less than 300% of the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d) of the Code, unless, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, the payment of the full Severance Benefit results in the receipt by the Executive on an after-tax basis of the greatest amount of benefit under this Section 2D notwithstanding that all or some portion of such Severance Benefit may be taxable under Section 4999 of the Code.  The determination as to whether there is any adjustment (and the extent thereof) in the payments due the Executive because of this paragraph shall be made in writing within thirty (30) days after Discharge or Constructive Discharge or Resignation, by the Company’s independent accountants, compensation consultants or legal counsel (“Independent Advisor”) on the date of the Change in Control and shall be final and binding on the Executive and the Company.  The Company shall furnish said Independent Advisor with all data required to make said determination within ten (10) days after Discharge, or Constructive Discharge or Resignation.  If there is any such adjustment, the Executive may request which payments or distributions shall be reduced and the Company may acquiesce in such request if permitted under applicable law.

    If, in accordance with the foregoing the Severance Benefit is reduced and, notwithstanding such reduction, it is established pursuant to the final determination of a court or the Internal Revenue Service that payments have been made to, or provided for the benefit of, Executive by the Company which are subject to the excise tax of Section 4999, the Company shall reimburse, or pay for the benefit of, the Executive such excise tax and indemnify and hold the Executive harmless, on an after-tax basis, for any additional excise, income or employment taxes, including interest and penalties, imposed as a result of such final determination with any such reimbursements being made no later than the end of the taxable year of the Executive following the taxable year in which the excise tax is remitted.

3.    Payment.  The Severance Benefit shall be paid to the Executive in a lump sum not later than thirty (30) days after Discharge or Constructive Discharge or Resignation.  No interest shall be due upon the Severance Benefit unless it is not paid when due and in which case interest shall accrue thereon at the applicable Federal rate used to determined present value under Section 280G of the Code.

Notwithstanding the foregoing, in the event the Executive is a “specified employee” within the meaning of Section 409A of the Code and the regulations thereunder as of the date of Discharge, Constructive Discharge or Resignation, the Severance Benefit under this Section 3 shall be paid six (6) months after the date of Discharge, Constructive Discharge or Resignation as required by Section 409A, or, if earlier, the date of death of the Executive.

4.    Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal executive offices addressed to the President.

5.    Non-Alienation.  The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.  Notwithstanding the foregoing provisions, in the event that the Executive dies following Discharge or Constructive Discharge or Resignation after a Change in Control but before receiving all of his Severance Benefit, the unpaid Severance Benefit shall be paid to his Estate in accordance with the terms of this Agreement.

6.    Governing Law.  The provisions of this Agreement shall be construed in accordance with the laws of the State of Tennessee.  Executive and the Company agree that any proceeding arising out of or in connection with this Agreement may be brought in the courts of Hamilton County, Tennessee, and Executive and the Company waive, to the fullest extent permitted by applicable law, any objection either may have to the appropriate venue of such court in any such proceeding.

7.    Amendment.  This Agreement may not be amended or cancelled except by the mutual agreement of the parties in writing.

8.    Successors to the Company.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.

9.    Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

_____________________________________ Zan Guerry CHATTEM, INC. By:__________________________________ Title:________________________________

ATTEST:

____________________________
Secretary
(SEAL)